SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K

Current Report

Dated May 6, 2010

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 10, 2010 (May 7, 2010, in the case of item (iv)), Zale Corporation (“Zale”) and, in some instances, one or more of its subsidiaries, entered into (i) an Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, and the various other parties thereto (the “New Bank Facility”), (ii) a Credit Agreement with Z Investment Holdings, LLC (the “Term Loan”), (iii) a Warrant and Registration Rights Agreement with Z Investment Holdings, LLC (the “Warrant Agreement”), and (iv) Private Label Credit Card Program Agreement with TD Financing Services Inc. (the “Private Label Agreement”).  Z Investment Holdings, LLC is a newly formed affiliate of Golden Gate Capital.

The New Bank Facility provides for two tranches: (a) an “extended tranche” totaling $530 million, maturing on April 30, 2014, and (b) a “non-extended tranche” totaling $120 million, maturing on August 11, 2011.  The extended tranche bears interest at LIBOR plus an applicable percentage (ranging from 350 to 400 basis points) based upon Zale’s average availability.  The non-extended tranche bears interest at the rate of LIBOR plus an applicable percentage (ranging from 100 to 150 basis points) based upon Zale’s average availability.  The New Bank Facility provides for a fee on the unused commitment amount for the extended tranche and non-extended tranche of 50 and 20 basis points, respectively.  The New Bank Facility is secured by a first priority security interest on inventory and receivables and by a second priority security interest in the remaining assets of Zale and its subsidiaries.  Borrowings under the New Bank Facility are limited to a borrowing base equal to (1) 85% of the eligible credit card receivables of Zale and its subsidiaries plus (b) the lesser of the 69.4% (increasing to 73.1% during October through December of each year) multiplied by the cost of inventory of Zale and its subsidiaries less reserves or 90% (reducing to 87.5% on January 1, 2011) of the appraised net orderly liquidation value of such inventory minus (c) reserves.  The New Bank Facility Loan includes various covenants including requirements for excess availability and restrictions on the incurrence of indebtedness, liens, investments, asset sales, and restricted payments.

Under the terms of the Term Loan, Zale borrowed $150 million at an interest rate of 15% per annum, 10% to be paid in cash and 5% eligible to be paid-in-kind at Zale’s option.  The loan matures on May 10, 2015, but can be prepaid with a call premium beginning with 10% during the first year and declining to 0% in the fifth year.  The Loan is secured with a second priority security interest on inventory and receivables and a first priority security interest on substantially all of the remaining assets of Zale and its subsidiaries.  The Term Loan includes various covenants including restrictions on the incurrence of indebtedness, liens, investments, asset sales, and restricted payments.  The Term Loan also contains various financial covenants including requirements for minimum consolidated EBITDA, required contribution levels with respect to the Piercing Pagoda brand and Zale’s Canadian brands, and minimum liquidity levels.

        In connection with the Term Loan, Zale issued warrants (the "Warrants") exercisable for common stock equal to 25% of the fully-diluted shares of Zale as of the date of issuance of the Warrants (including the shares issuable upon exercise of the Warrants, but excluding certain out-of-the-money stock options).  The Warrants were issued in two series, A-Warrants exercisable for 6,389,378 shares of common stock, and B-Warrants exercisable for 4,675,306 shares of common stock.  The A-Warrants are exercisable immediately, but the B-Warrants may not be exercised until the earlier to occur of (i) the date of the first meeting of Zale stockholders to approve the shares of common stock to be issued upon exercise of the B-Warrants and (ii) the date of the first annual meeting of the Company’s stockholders to be held after the issuance of the Warrants.  The exercise price of the Warrants is $2.00 per share.  The Warrants may not be transferred to any person outside of the Golden Gate Capital group prior to January 1, 2011.  The number of shares and exercise price are subject to customary antidilution protection.  To the extent any adjustment to the A-Warrants would result in an issuance of common stock in excess of 19.9% of the outstanding shares of common stock at the time of issuance of the Warrants, or stockholder approval is not received with respect to the common stock issuable upon exercise of the B-Warrants, such Warrants will instead be exercisable for non-voting Series A Preferred Stock of the Company.  The Warrant Agreement also entitles the holder to designate two directors to the Zale Board.  The Warrant Agreement also entitles the holder to recommend one additional independent candidate for consideration by Zale’s Nominating and Corporate Governance Committee.  Following Zale's next annual meeting, if the size of the Board is increased above seven directors and the vacancy is filled by a director not approved by the holder, the holder shall be entitled to appoint an additional director.

Under the Private Label Agreement, TD Financing Services Inc. will replace Citi Cards Canada Inc. as the issuer of private label cards for Zale’s Canadian customers commencing July 1, 2010.  The new program is for a term of five years.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

See Item 1.01 above.

Item 3.02  Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 5.02	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensating Agreements of Certain Officers

As contemplated by the Warrant Agreement, effective May 9, 2010, Thomas C. Shull and David M. Szymanski resigned from the Zale Board of Directors, and John B. Lowe, Jr., advised Zale’s Board that he will not run for reelection to the Board of Directors when his current term as a director expires at Zale’s next annual meeting of stockholders.

Also as contemplated by the Warrant Agreement, effective May 10, 2010, Stefan Kaluzny and Peter Morrow were elected to Zale’s Board of Directors.  Mr. Kaluzny is a Managing Director of Golden Gate Capital, which he joined in 2000.  He currently is Chairman of the Board of Directors of Express.  Mr. Morrow is a Principal at Golden Gate Capital, which he joined in 2002.

See Item 1.01 above.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

10.1	Private Label Credit Card Agreement with TD Financing Services Inc.

10.2	Letters to Thomas C. Shull and David M. Szymanski

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Zale Corporation

Dated: May 12, 2010	By:	/s/ Matthew W. Appel
Matthew W. Appel
Executive Vice President and
Chief Financial Officer